Exhibit No. 15

Awareness Letter from Independent Registered Public Accounting Firm

August 1, 2007

Armstrong World Industries, Inc.

Lancaster, Pennsylvania

Re: Registration Statement No. 333-138034

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 1, 2007 related to our review of the interim condensed consolidated financial information of Armstrong World Industries, Inc.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Philadelphia, Pennsylvania